EXHIBIT 10.1

Execution Copy
Privileged and Confidential
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made between Sachem Capital Corp., a New York corporation (the “Company”), and Jeffery C. Walraven (the “Executive”) and is effective as of September 1, 2025(the “Effective Date”). This Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the Interim Chief Financial Officer Contract Terms between the Executive and the Company dated December 13, 2024 (the “Prior Agreement”), and (ii) any offer letter, employment agreement or severance agreement.
WHEREAS, the Executive and the Company mutually desire to replace and supersede the Prior Agreement in its entirety and enter into an agreement pursuant to which the Executive will be employed by the Company as a senior executive officer of the Company and the terms and conditions of such employment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    Employment.
(a)    Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)    Position and Duties. The Executive shall serve as Executive Vice President & Chief Financial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors (the “Board”) or the Audit Committee of the Board (the “Audit Committee”). The Executive is hereby designated as the Principal Accounting Officer of the Company as referred to under Rule 3b-2 of the Securities Exchange Act of 1934, as amended. The Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”) and the Audit Committee. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, subject to the prior approval of the Board, the Executive may serve on the board of directors of other companies and may engage in other business activities that do not conflict with the business conducted by the Company or proposed to be conducted by the Company from time to time. Schedule A annexed hereto and made a part hereof lists (i) all board positions held by the Executive as of the Effective Date and (ii) all current business activities in which the Executive is engaged as of the Effective Date, including the name and location of the business, a description of the business and a description of the Executive’s role in such business. In addition, the Executive may engage in religious, charitable or other community activities provided such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.
(c)    Location. The Executive shall perform his duties under this Agreement two (2) weeks each calendar month out of the Company’s Branford, Connecticut office and otherwise remotely from the Executive’s Franklin, Tennessee office or any other location in the United States, as reasonably determined by either the CEO or the Board to properly execute his duties. The Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.
2.    Compensation and Related Matters.
(a)    Base Salary. The Executive’s initial base salary shall be paid at the rate of $600,000 per year. The Executive’s base salary shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as the “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.
(b)    Incentive Compensation.
(i)    Annual Cash Incentive Compensation. During the Term, the Executive shall be eligible to receive an annual cash bonus as determined by the Board or the Compensation Committee from time to time (the “Annual Bonus”). The actual amount of the Executive’s Annual Bonus will be a “target” annual bonus equal to fifty percent (50%) of the Base Salary for such year, but the exact amount of which, if any, shall be determined by the Compensation Committee annually in its sole discretion, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time, and which will be payable on or about March 31st of each calendar year. Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the date such incentive compensation is payable to earn or receive any annual cash incentive compensation.
(ii)    Initial Cash and Equity Incentive Award. On or as soon as reasonably practicable following the Effective Date, and subject to approval by the Compensation Committee, the Executive shall receive $50,000 cash and a one-time equity grant of the Company’s common shares, par value $0.001 per share (the “Common Shares”), with a grant date fair value of $300,000 (the “Restricted Stock”). The Restricted Stock will be granted pursuant to the Company’s 2025 Omnibus Incentive Plan (the “Plan”), shall be nontransferable and subject to a substantial risk of forfeiture, as defined under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) and shall cliff vest in their entirety on the third anniversary of the Effective Date (the “Vesting Date”), subject to the Executive’s continued employment through and including the Vesting Date. Simultaneously with the execution and delivery of this Agreement, the Executive and the Company are entering into a Grant Agreement with respect to the Restricted Stock, which shall set forth the relevant terms and conditions relating to the Restricted Stock.
(iii)    Annual Long-Term Equity Incentive Compensation. During the Term, the Executive shall be eligible to receive an annual long-term equity incentive award as determined by the Board or the Compensation Committee from time to time (the “Equity Incentive Award”). The actual amount of the Executive’s Equity Incentive Award will be a “target” annual equity grant of restricted Common Shares having a grant date fair value of $250,000, but the exact amount of which, if any, shall be determined by the Compensation Committee annually in its sole discretion, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. All such restricted Common Shares shall be granted pursuant to the Plan and shall vest in equal annual installments over the three (3) year period ending on the third (3rd) anniversary of the grant date, subject to the Executive’s continued employment through and including the relevant vesting date. Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as otherwise set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the date such Equity Incentive Award is granted to be eligible to receive any annual Equity Incentive Award.
(iv)    Incentive Compensation for Capital Transactions. In addition to the Annual Bonus, the Executive shall be eligible to earn incentive compensation upon the closing of certain capital transactions by the Company including, acquisitions of businesses, acquisitions of loan portfolios and other acquisitions. The amount of any such incentive compensation for capital transactions shall be determined by the Board or the Compensation Committee, in their sole and absolute discretion.
(c)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
(d)    Auto Allowance. None.
(e)    Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(f)    Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for senior executives, as may be in effect from time to time; provided, that such paid time off shall in no event be less than twenty-five (25) days during each twelve (12) month period, beginning on the Effective Date of this Agreement. Any vacation days that are not taken in a given twelve (12) month period shall not accrue or carry-over from year to year.

3.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
(b)    Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a total of three (3) consecutive months or ninety (90) aggregate days within six (6) consecutive months (“Disability”). If any question shall arise as to whether during any period the Executive is unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection, as to whether the Executive’s inability to perform his duties hereunder constitutes a Disability as defined herein, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)    Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s willful misconduct or gross negligence in the performance of his duties that has caused, or could reasonably be expected to cause, material harm to the Company; (ii) the Executive’s indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement or moral turpitude; (iii) the Executive’s willful and material violation of a written Company policy or of this Agreement, including a material breach of the Restrictive Covenants Agreement (as defined below); (iv) the Executive’s willful failure or refusal to follow a lawful and reasonable written directive of the Board, the CEO or the Audit Committee; or (v) the Executive’s willful and material breach of fiduciary duty. No act or omission shall constitute Cause unless the Company provides written notice of the specific conduct alleged to constitute Cause and, to the extent curable, the Executive fails to cure such conduct within thirty (30) days after receipt of such notice. For purposes of this definition, no act or failure to act shall be considered “willful” unless done, or omitted to be done, not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company.
(d)    Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)    Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction in the Executive’s Base Salary or to the fifty percent (50%) target for the Executive’s Annual Bonus unless such reduction applies generally to similarly situated senior executives (i.e., Named Executive Officers as defined by Securities and Exchange Commission) of the Company;1 (ii) a material reduction in the Executive’s duties, authority, responsibilities, and title relative to the Executive’s duties, authority, responsibilities, and title in effect immediately prior to such reduction; (iii) the Company’s material breach of this Agreement or failure to pay any material amount of compensation or benefits when due; or (iv) any requirement that the Executive engage in any unlawful act.  Any such resignation by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to  resign for Good Reason within 30 days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within 30 days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from the Executive, already informed the Executive that his employment with the Company is being terminated; and (4) the Executive voluntarily resigns his employment within 30 days following the end of the Cure Period (assuming the Company has failed to cure the event or circumstances described in clauses (i) through (iv) of this Section 3(e)).
4.    Matters Related to Termination.
(a)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which a Notice
1 For purposes of clarity and the avoidance of doubt, this does not affect the Board’s or the Compensation Committee’s discretion in determining the actual amount of the Annual Bonus payable to the Executive.

of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(c)    Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Sections 2(c) and 2(d) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”) ”); and (iv) any earned but unpaid Annual Bonus for the calendar year preceding the Date of Termination, determined based on actual performance and paid at the same time annual bonuses are paid to similarly situated executives.
(d)    Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.    Severance Pay and Benefits Upon Termination by the Company without Cause, or by the Executive for Good Reason. If the Executive’s employment is terminated either by the Company without Cause as provided in Section 3(d) or by the Executive’s resignation of employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Obligations, and subject to (x) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities that shall not release the Executive’s rights under this Agreement, a reaffirmation of all of the Executive’s Continuing Obligations (as defined in Section 8 below), and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (y) the Separation Agreement becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement), which shall include a seven (7) day revocation period:
(a)    a lump sum payment equal to two times the sum of (i) the Executive’s Base Salary and (ii) the average Annual Bonus paid to the Executive during the most recent three (3) calendar years prior to the Date of Termination or, if the Executive has been employed for less than three (3) years, the average Annual Bonus paid to the Executive during the term of his employment (the “Severance Amount”), which Severance Amount shall be paid within sixty

(60) days after the Date of Termination; provided, however, that if such 60-day period spans two calendar years, such payment, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period;
(b)    a pro rata portion of Executive’s Annual Bonus pursuant to Section 2(b)(i) in respect of the year in which the termination occurs, prorated based on the number of months (or parts of months) that the Executive was employed by the Company, payable when such Annual Bonuses are paid to other executives of the Company; provided, however, that such payment shall in all events be paid by March 31 of the year following the year for which such Annual Bonus relates, unless it is determined that payment within such period would be administratively impracticable and may be made at a later date permitted under Treas. Reg. §1.409A-1(b)(4)(ii), in which case payment may be made at such later date permitted under Treas. Reg. §1.409A-1(b)(4)(ii); and
(c)    subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (i) the twelve (12) month anniversary of the Date of Termination; (ii) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
6.    Section 280G.
(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the

Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)    For purposes of this Section 6, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
7.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.    Continuing Obligations.
(a)    Restrictive Covenants Agreement. As a condition of his employment, the Executive shall, simultaneously with the execution and delivery of this Agreement, execute and deliver to the Company, a Employee Confidential Information, Non-Solicitation and Non-Competition Agreement substantially in the form attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such current or previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such current or previous employment or other party.
(c)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).
(d)    Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
9.    Arbitration of Disputes. Except for injunctive actions pursuant to the Restrictive Covenants Agreement or any disputes or claims involving sexual assault and/or sexual harassment as defined by Title 9 of the United States Code arising on or after March 3, 2022, the parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy, including but not limited the Confidential Information Agreement. The location for the arbitration shall be the County of New York, State of New York. Any award made in such arbitration shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the arbitration shall be paid fifty percent (50%) by the Company and fifty percent (50%) by the Executive. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement or to pursue injunctive actions in court to enforce the Restrictive Covenants Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.
10.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of New York. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
11.    Integration. Subject to Section 19, this Agreement, the Restrictive Covenant Agreement, the Grant Agreement relating to the Restricted Stock and any Grant Agreement relating to an Equity Incentive Award, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement.
12.    Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the

Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
13.    Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
14.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
16.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
18.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
19.    Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern, and the Executive may receive payment under this Agreement only and not both. If a separate change-in-control severance provision is added to this Agreement, the Executive shall not be entitled to duplicative severance under both provisions with respect to the same termination event.
20.    Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York without giving effect to the conflict of laws principles thereof. If any provision of this Agreement is determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by applicable laws and the other provisions shall nevertheless remain effective and shall remain enforceable.
21.    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board or the Compensation Committee, amounts paid or payable under this Agreement shall be subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt or amend either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the United States Securities and Exchange Commission and that the Company determines should apply to any amounts paid or payable under hereunder. Any such policy may subject amounts paid or payable under this Agreement to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.
22.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

23.    Waiver. The Executive acknowledges that he has been advised of his right to consult with counsel prior to executing this Agreement, that he has voluntarily chosen not to do so, and that he is entering into this Agreement knowingly, voluntarily, and with the intent to be legally bound.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.
SACHEM CAPITAL CORP.
By:    /s/ John L. Villano
Its:    John L. Villano, CEO
EXECUTIVE
/s/ Jeffery C. Walraven
Jeffery C. Walraven

Schedule A

[List of Directorships and Business Interests]

1.    Independent board member, audit committee member and shareholder of Broadstreet Realty, Inc since September 2023. Broadstreet is a grocery-anchored retail real estate owner and developer based in Virginia.
2.    Co-founder, board member, chief operating officer and shareholder of Freehold Properties, Inc. since May of 2019. FHP A private REIT that specializes in absolute net lessor activities in the specialty agricultural real estate, currently cannabis and vineyards.
3.    TBD member/partner and chief investment officer of Insight Medical Realty, GP & LLP since mid-2023. IMR is dedicated to enhancing healthcare outcomes and community well-being through high-quality healthcare real estate investments. IMR currently has not taken in any external capital yet, nor owns any assets.
4.    Co-founder and 50% partner in Highway 31 Advisors. H31A is private consulting firm specializing in accounting, finance, and capital markets to provide tailored advisory services to select clients. Currently not maintaining any engagements.
5.    50/50 Member with my wife in Raven’s Nest Holdings, LLC. RNH is a Tennessee family holding company where I hold our interests in entrepreneurial ventures. Such ventures are listed below:
a.    CG2, LLC dba Cooper’s Garage. Cooper’s is a specialty European automotive repair shop based in Franklin, TN. Currently a 1 of 1 location and operation.
b.    Raven’s Nest Golf. RNG is my personal venture in mentoring and business managing a professional golfer in his pursuit of PGA Tour Card.

Exhibit A

Privileged and Confidential

EMPLOYEE CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION AGREEMENT
    This Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (this “Agreement”) is entered into by and between Sachem Capital Corp., a New York corporation (the “Company”), and Jeffery C. Walraven, a natural person (“Restricted Person”) and is effective as of September 1, 2025 (the “Effective Date”). The Company and Restricted Person are referred to herein from time to time individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

RECITALS

    Pursuant to that certain Employment Agreement, dated as of the Effective Date (the “Employment Agreement”), by and between the Company and the Restricted Person containing the new terms and conditions pursuant to which the Company will employ the Restricted Person, and the Restricted Person will serve as a senior executive officer of the Company and as a condition of employment, the Restricted Person is required to enter into this Agreement intending to be legally bound hereby.
AGREEMENT

    Now, therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Confidential Information; Personal Relationships.
(a)    Restricted Person acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its Confidential Information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect Confidential Information. Restricted Person agrees that, during and after the Restricted Period, without the prior written consent of the Board, Restricted Person shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Company’s Business (as defined below) including, without limitation, all Confidential Information provided, that nothing in this Agreement shall prohibit Restricted Person from disclosing or using any Confidential Information (A) in the performance of his duties under the Employment Agreement, (B) as required by applicable law, (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Company and its affiliates, or (D) in connection with the defense or settlement of any claim, suit or action brought or threatened against Restricted Person by or in the right of the Company. Notwithstanding any provision contained herein to the contrary, the term Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of any obligation to keep such information confidential. Restricted Person shall be permitted to retain copies of, or have access to, Confidential Information reasonably necessary for use in connection with any disagreement, dispute or litigation (pending or threatened) involving Restricted Person, provided that any such copies shall be maintained by legal counsel for the Restricted Person and used solely for such purposes.
(b)    18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of Law. The Parties also have the right to disclose trade secrets in a document filed in an Action, but only if the filing is made under seal and protected from public disclosure.
(c)    Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Restricted Person (or any other individual) from reporting possible violations of federal Law or regulation to any governmental agency or entity, including the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal Law or regulation. Restricted Person does not need the prior authorization of the Company to make any such reports or disclosures and Restricted Person shall not be not required to notify the Company that such reports or disclosures have been made.
2.    Restrictive Covenants. Restricted Person agrees and acknowledges that he is familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and therefore, Restricted Person agrees that:
(a)    Non-Competition. Restricted Person acknowledges that as of the execution of this Agreement (A) the Company is engaged in the following business activities: (i) originating, servicing and managing a portfolio of first mortgage loans to real estate owners to fund their acquisition, maintenance, renovation, rehabilitation, development or improvement of residential, industrial and/or commercial properties, (ii) the ownership and operation of real estate, real estate development and (iii) other activities relating to the ownership, operation, maintenance, development and financing of real estate (such business activities as presently conducted or as to be conducted at any time during the term of this Agreement, the “Business”); (B) the Company’s Business is currently conducted primarily in Connecticut, New York, Florida, Massachusetts, New Jersey, Maryland, Rhode Island, Texas, South Carolina, Pennsylvania, Maine, North Carolina, Tennessee and California and the Company is actively seeking to expand into other states (the “Territories”); (C) Restricted Person’s employment with the Company will give him access to Confidential Information concerning the Company, its Business, operations and financial condition; and (D) the agreements and Restrictive Covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, Restricted Person covenants and agrees as follows:
(i) Without the prior written consent of the Board, Restricted Person shall not, during the Restricted Period and within the Restricted Area, except in Restricted Person’s capacity as an agent of the Company or any of its affiliates, (A) engage or participate in any business activities that compete or could potentially compete with the Business; (B) enter the

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employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in a business similar to the Business; or (c) acquire an equity interest in any such person; provided, however, that during the Restricted Period, Restricted Person may own, directly or indirectly, solely as a passive investment, securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System.
(b)    Non-Solicitation. During the Restricted Period, without the prior written consent of the Board, Restricted Person shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor thereof, any employee of, or person employed within one (1) year preceding Restricted Person’s hiring or solicitation of such person by, the Company, or its affiliates or successors or encourage any such employee to leave his employment. For this purpose, any person whose employment has been terminated involuntarily by the Company shall be excluded from those persons protected by this Paragraph 2(b) for the benefit of the Company.
(c)    Business Relationships. During the Restricted Period, Restricted Person shall not, directly or indirectly, request or advise a person that has a business relationship with the Company to curtail or cancel such person’s business relationship with the Company.
(d)    Rights and Remedies Upon Breach. If Restricted Person breaches, threatens to commit a breach of, any of the Restricted Covenants contained in this Agreement, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:
(i)    Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.
(ii)    Accounting. The right and remedy to require Restricted Person to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Restricted Person as the result of any action constituting a breach of Restrictive Covenants.
(e)    Severability of Covenants. Restricted Person acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. The provisions set forth in this Paragraph (e) shall be in addition to any other provisions of the business conduct and ethics policy applicable to employees of the Company and its subsidiaries during the term of Restricted Person’s employment.
(f)    Saving Clause. If the period of time or the area specified in Paragraph 2 (a)(ii) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Restricted Person violates any of the restrictive covenants contained in this Agreement, the Restrictive

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Period shall not run in favor of Restricted Person from the time of the commencement of any such violation until such time as such violation shall be cured by Restricted Person to the satisfaction of Company.
(g)    Mutual Non-Disparagement. Restricted Person shall not, at any time during his employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Likewise, the Company agrees that it shall not, and shall cause its directors and executive officers not to, knowingly or intentionally disparage the Restricted Person. Notwithstanding the foregoing, nothing in this Agreement shall preclude Restricted Person from making truthful statements that are required by applicable law, regulation or legal process.
3.    Representations and Warranties. Restricted Person has received and carefully reviewed this Agreement and Restricted Person is familiar with the transactions contemplated hereby and fully understands the terms set forth herein. Restricted Person has consulted with such advisors and counsel it deemed necessary with respect to this Agreement and has not relied on the Company’s counsel for legal advice regarding Restricted Person’s rights and obligations under this Agreement and intends for such terms to be binding upon and enforceable against Restricted Person. Restricted Person hereby represents and warrants and covenants that (a) Restricted Person’s execution, delivery and performance of this Agreement does not and shall not result in a breach of the terms of any agreement, instrument, order, judgment or decree to which Restricted Person is subject and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Restricted Person, enforceable in accordance with its terms and applicable Law (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and by general equitable principles).
4.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Restricted Person at the last address the Restricted Person has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
5.    General Provisions.
(a)    Amendment and Waiver. The provisions of this Agreement may be amended only in writing by the Company and Restricted Person. No waiver of any term of this Agreement or any default or breach thereof shall be valid unless the same shall be in writing and signed by the Party entitled to the benefit of such term. No waiver by any Party of any default, breach of representation and warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
(b)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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(c)    Complete Agreement. This Agreement embodies the complete agreement and understanding between the Parties relating to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company, Restricted Person and their respective successors and permitted assigns; provided that neither this Agreement nor any of the obligations hereunder may be assigned (including by operation of law) or delegated by Restricted Person.
(e)    Choice of Law; Waiver; Jurisdiction. The laws of the State of New York shall govern (i) all controversies, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each Party hereby waives all rights to trial by jury in any Action brought to resolve any dispute between any of the Parties (whether arising in contract, tort or otherwise) arising out of, connected with, related to or incidental to this agreement, the transactions contemplated hereby or the relationships established among the Parties hereunder. Each of the Parties submits to the jurisdiction of the State of New York and the United States District Court of the Southern District of New York in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action shall be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing in this Paragraph 5(e), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
(f)    Prevailing Party. In any dispute arising out of or related to this Agreement, the applicable adjudicating body shall award to the prevailing Party (as determined by a court of competent jurisdiction pursuant to a final, non-appealable order), if any, the reasonable and documented out-of-pocket costs and fees (including those of attorneys, accountants, consultants and other advisors) incurred by such prevailing Party in connection with the dispute and the enforcement of its rights under this Agreement and, if such adjudicating body determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the reasonable and documented out-of-pocket costs and fees incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Agreement.
(g)    Headings; Construction; Definitions. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The recitals are hereby incorporated into this Agreement in their entirety. The word “including” shall mean “including without limitation.”

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(h)    Counterparts; Delivery. This Agreement may be executed and delivered in counterparts and delivered by email.
6.    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Action” means any claim, action, suit, charge, complaint, litigation, examination, audit, inquiry, investigation, mediation, arbitration or proceeding by or before any United States or non-United States national, federal, state, provincial, municipal or local governmental, quasi-governmental, self-regulatory, regulatory or administrative authority, agency or commission or political subdivision thereof, or any judicial or arbitral body (whether public or private) of competent jurisdiction.
“Business” has the meaning set forth in Section 2(a).
“Confidential Information” means all information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business including the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional, pricing and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities and individual requirements of, and specific contractual arrangements with, any customers, distributors, prime contractors, subcontractors, vendors, suppliers, service providers, employees, joint venture partners and other business relations and their information, including product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of operations methods, supplier information and relationships, product development techniques, business acquisition plans and new personnel acquisition plans; (c) Trade Secrets, know how, compilations of data and analyses, techniques, systems, formulae, algorithms, research, records, reports, manuals, documentation, models, source code, data and data bases relating thereto; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (e) other Intellectual Property.
“Employment Agreement” has the meaning set forth in the Recitals.
“Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world: (i) patents, patent applications of any kind and patent rights; (ii) registered and unregistered trademarks, applications for registrations of trademarks, service marks, trade names, trade dress, corporate names, logos, slogans and Internet domain names, rights to social media accounts, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing; (iii) copyrights in both published and unpublished works (including all compilations, databases, computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing; (iv) Trade Secrets; (v) any and all other intellectual property rights and/or proprietary rights recognized by law, and (vi) goodwill and claims of infringement and misappropriation of any and all of the forgoing against third parties.
“Restricted Period” means the twenty-four (24) month period commencing on the Date of Termination; provided, that if the Restricted Person is terminated by the Company without Cause, or resigns for Good Reason (as defined in the Employment Agreement), the Restricted Period shall be zero months;

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“Restricted Area” means any place within the Territories.
“Territories” has the meaning set forth in Section2(a).
“Trade Secrets” means the rights under applicable trade secret law in trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, development methodologies, technical information, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, algorithms, data, databases, data collections, prototypes, techniques, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret law in the foregoing.
[Signatures on following page.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.
THE COMPANY:
SACHEM CAPITAL CORP.
By:    /s/ John L. Villano
Name: John L. Villano
Title: President and Chief Executive Officer
RESTRICTED PERSON:

/s/ Jeffery C. Walraven
     Jeffery C. Walraven